Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING PROVIDES UPDATES ON
THE DIVESTITURE OF ITS NEVADA AND
LOUISIANA ROUTE OPERATIONS

LAS VEGAS, July 1, 2004 — Alliance Gaming Corp. (NYSE: AGI) provided an update today on the planned divestitures of its Nevada route company, United Coin Machine Company (UCMC), and its Louisiana route company, Video Services, Inc. (VSI).

United Coin

Alliance Gaming announced that it has completed its sale of its 100 percent interest in UCMC to Montana-based Century Gaming on June 30, 2004.  Under the terms of the amended sale agreement, Alliance Gaming received approximately $100 million in cash and the assumption by Century of approximately $5 million in debt, and there will be no ongoing equity interest by Alliance in UCMC. The agreement also contains a requirement for the buyer to acquire a certain number of gaming devices from the Company’s Bally Gaming business unit over a 5-year period.

Video Services, Inc.

The sale of VSI was not completed on June 30, 2004, as contemplated in a June 30, 2003, agreement entered into with Gentilly Gaming, LLC.  Alliance, through a wholly owned subsidiary, owns 49 percent of VSI.  The purchase price for 100 percent of the stock of VSI was expected to be approximately $4 million, of which approximately $1.95 million would have been paid to Alliance.  As a consequence of Gentilly’s decision not to proceed with the transaction, the sale agreement provides for a 12-month extension of the renewal term of VSI’s current operating agreement with the Fair Grounds Corporation of New Orleans.   Alliance Gaming intends to continue its efforts to divest this subsidiary, and as such will continue to carry the asset as a discontinued operation.

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and operates Rainbow Casino in Vicksburg, Miss. Additional information about the Company can be found at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

-                    ALLIANCE GAMING CORP. -